MAVERICK OIL AND GAS, INC.

                            888 E. LAS OLAS BOULEVARD

                            FT. LAUDERDALE, FL 33301



                                NOVEMBER 29, 2005




  TO OUR EMPLOYEES, OFFICERS AND DIRECTORS:



           Maverick Oil and Gas, Inc. (the "COMPANY") maintains the highest legal and ethical standards in the conduct of its business and demands high ethical standards in all of our business endeavors. We believe that an awareness of the Company's general policies regarding business conduct is vital to the Company and its success and to each employee, officer and director in the achievement of our goals and objectives.

           For our employees, officers and directors, proper business conduct requires strict compliance with the spirit, as well as the letter, of the laws and regulations that apply to our business. We require adherence to the highest business and personal ethics in dealings involving the Company or its reputation and as such, the policies summarized in this booklet go beyond the strict requirements of the law. Although it does not answer every question of conduct that may arise in our business, the principles embodied in this booklet should alert you to situations that may require extra caution or guidance.

           If you have any questions you may consult your supervisor or management colleagues. In addition, you may seek advice on a confidential basis by following the procedures set forth in Section XVI for reporting violations of company policies and seeking advice or reporting possible unethical conduct. Violating the standards of business conduct outlined in this booklet may subject a violator to severe disciplinary action, up to and including immediate termination and prosecution which could lead to personal fines or worse.

           You are urged to read and understand this booklet. This booklet, together with related policies, procedures and educational efforts comprises the Company's internal compliance program as contemplated by the Federal Sentencing Guidelines for corporations.

         To insure uniform acknowledgment and adoption by all Company personnel, shortly following receipt hereof, you will be asked to certify that you have read and understood these policies. Thereafter, we reserve the right to ask for recertification on an annual basis. The form of certification is located on the last page of Exhibit A.

                                    Sincerely,

                                    V. Ray Harlow

                                    Chief Executive Officer

                           MAVERICK OIL AND GAS, INC.


                            CODE OF BUSINESS CONDUCT

                                       AND

                                     ETHICS



                                NOVEMBER 29, 2005

              CODE OF BUSINESS CONDUCT AND ETHICS TABLE OF CONTENTS


PAGE



  I.   ETHICS AND COMPLIANCE...................................................1
  II.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS. ...........................1
  III. CONFIDENTIAL INFORMATION................................................1
       Disclosure of Company's Confidential Information........................2
       Patents, Copyrights, Trademarks and Proprietary Information ............2
       No Inadvertent Disclosures..............................................2
       Competitive Information.................................................3
  IV.  CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY.........................3
  V.   CUSTOMER, SUPPLIER AND COMPETITOR RELATIONS ............................4
       Permissible Payments....................................................4
       Bribes..................................................................5
       Gifts...................................................................5
  VI.  ENTERTAINMENT...........................................................5
       Government Representatives..............................................5
       Compliance with Antitrust Laws..........................................6
  VII. INSIDER TRADING.........................................................7
  VIII.RECORD MANAGEMENT.......................................................7
  IX.  RECORDING TRANSACTIONS..................................................7
       Company Records.........................................................7
  X.   USE OF COMPANY ASSETS...................................................8
       Electronic Communications...............................................8
       Third Party Software....................................................8
       Intellectual Property...................................................9
  XI.  FAIR DISCLOSURE POLICY  ................................................9
  XII. FINANCIAL CODE OF ETHICS  .............................................10
  XIII.POLITICAL ACTIVITY AND CONTRIBUTIONS ..................................10
  XIV. DISCRIMINATION AND HARASSMENT .........................................10
  XV.  HEALTH AND SAFETY......................................................10
  XVI. REPORTING VIOLATIONS OF COMPANY POLICIES...............................11
  XVII.WAIVER.................................................................11

  I.       ETHICS AND COMPLIANCE

           Maverick Oil and Gas, Inc. (the "COMPANY") operates in accordance with the highest ethical standards and relevant laws. The Company places the highest value on the integrity of each of its directors, officers, employees and representatives. The Company's culture demands not only legal compliance, but also responsible and ethical behavior. Unless otherwise specifically noted, the policies outlined in this booklet apply across the Company, in all states and regions. This booklet may not cover all Company policies or all laws, but sets out basic principles to guide all employees of the Company. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

           If there is a conflict of law with a policy in this Code, then you must comply with the law. If local custom or practice conflicts with this Code, then you must comply with this Code. If your line of business or region has a policy or practice that conflicts with this Code then you must comply with this Code. This Code is a baseline, or a minimum requirement, which must always be followed. The only exception granted is if a law absolutely requires you to comply or if a written exception to the Code has been obtained in the manner provided herein.

           Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XVI of this Code.

  II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

           Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

  III.    CONFIDENTIAL INFORMATION

           The Company believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The Company respects the property rights of other companies to their confidential proprietary information and requires its directors, officers, and employees to fully comply with U.S. and foreign laws and regulations protecting such rights. The obligation to preserve confidential information continues even after employment ends. The Company's success is dependent upon strict adherence to this policy and all applicable standards and procedures.

  DISCLOSURE OF COMPANY'S CONFIDENTIAL INFORMATION

          Information is crucial to any business. Open and effective dissemination of this information is critical to our success. However, much of the information concerning the Company's business activities is confidential. The disclosure of this information outside the Company would seriously damage the Company's interests.

          To protect this information, it is Company policy that:

          o Confidential information of the Company should be disclosed within the Company only on a need-to-know basis;

          o Confidential information of the Company (paper or electronic) should be marked with additional handling instructions designated by the Chief Executive Officer or the Chief Financial Officer; and

          o Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company's business activities and in accordance with the Company's disclosure guidelines.

          Under no circumstances are confidential Company documents to be provided to any third party, without express consent of the Chief Executive Officer or the Chief Financial Officer. This restriction on the disclosure of confidential information includes, but is not limited to, any confidential Company documents relating to customers, competitors or suppliers of the Company.

  PATENTS, COPYRIGHTS, TRADEMARKS AND PROPRIETARY INFORMATION

          Protection of the Company's intellectual property--including any patents, copyrights, trademarks, scientific and technical knowledge, know-how and the experience developed in the course of the Company's activities is essential to maintaining the Company's competitive advantage. This information should be protected by all Company personnel and should not be disclosed to outsiders.

          Much of the information the Company develops related to research, trade secrets, production, marketing, strategies, engineering, contract negotiations, and business methods and practices is original in nature and its protection is essential to our continued success. Such proprietary/confidential information and trade secrets may consist of any formula, pattern, device or compilation of information maintained in secrecy which is used in business, and which gives that business an opportunity to obtain an advantage over competitors who do not know about it or use it. This information should be protected by all Company directors, officers, and employees and not disclosed to outsiders. Its loss through inadvertent or improper disclosure could be harmful to the Company.

  NO INADVERTENT DISCLOSURES

          You should be especially mindful in the use of the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information.

          You should take every practicable step to preserve the Company's confidential information. For example, you should not discuss material information in any public place where you can be overheard; read confidential documents in public places or discard them where they can be retrieved by others; leave confidential documents in unattended conference rooms; or leave confidential documents behind when a conference is over. Also, you should be aware of the carrying quality of conversations conducted on speaker telephones in offices, and of the potential for eavesdropping on conversations conducted on mobile, car or airplane telephones, and other unsecured means of communication.

          Employees will be required to sign agreements reminding them of their obligation not to disclose the Company's proprietary confidential information, both while they are employed and after they leave the Company. Your loyalty, integrity and sound judgment, both on and off the job, are essential to the protection of such information.

  COMPETITIVE INFORMATION

          Collecting information on our competitors from legitimate sources is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage, stealing and seeking confidential information from a new employee who recently worked for a competitor are not permitted.

  IV.     CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY

          Conflicts of interest result from situations or activities which may benefit an employee, officer or director by virtue of his position with, or at the expense of, the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A conflict of interest may also exist if a family member's interest interferes with a person's independent exercise of sound judgment. You should avoid any action which may involve, or may appear to involve, a conflict of interest with the Company. You should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment you may need to make on behalf of the Company. In addition, actions of your family members may create a conflict of interest. For example, doing business with an organization that is partially or fully owned by members of your family may create a conflict of interest.

          Therefore, it is Company policy that unless a written waiver is granted (as explained below), you may not:

          o Perform services for a public or private company, or have a financial interest in a private company or more than a 5% financial interest in a public company, that is, or may become, a supplier, customer, or competitor of the Company.

          o Perform outside work or otherwise engage in any outside activity or enterprise that may create a conflict with the Company's best interests.

          o Take for yourself personally, opportunities that are discovered through the use of Company property, information and position;

          o    Use Company property, information or position for personal gain;
               or

          o    Compete with the Company.

          Independent directors are not prohibited from, and the Company renounces any interest or expectancy in, pursuing any opportunity that is presented to them other than primarily in his or her capacity as a director of the Company.

          In addition, you may not acquire any interest in outside entities, properties or assets in which the Company has an interest or potential interest. This includes business opportunities that may be competitive with the business of the Company, securities in businesses being considered for acquisition, or interests in real estate or mineral rights at or near possible new or expanded Company projects, facilities or business opportunities. Solicitation of vendors or employees for gifts or donations shall not be allowed except with the permission of the Chief Financial Officer. If one of your family members engages in an activity that would be considered a "conflict of interest" if you were to undertake it, then you will be deemed to have a "conflict of interest."

          Employees are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and the Company. An employee's conflict of interest may only be waived if both the Chief Financial Officer and the employee's supervisor waive the conflict in writing. Officers and directors are under a continuing obligation to disclose to the Board of Directors any situation that presents the possibility of a conflict or disparity of interest between such officer or director and the Company. An officer's or a director's conflict of interest may only be waived if the Audit Committee approves the waiver and the full Board of Directors ratifies the waiver. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

  V.      CUSTOMER, SUPPLIER AND COMPETITOR RELATIONS

          The Company believes that the Company, the economy, and the public benefit if businesses compete vigorously. You must treat customers, business allies, competitors and suppliers fairly and not engage in anticompetitive practices that unlawfully restrict the free market economy. Anticompetitive practices include taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.


  PERMISSIBLE PAYMENTS

          The payment of normal discounts and allowances, commissions, fees, sales promotion activity, entertainment and the extension of services and other customary courtesies in the ordinary course of business is permissible so long as they have been authorized and properly recorded. If a customer, supplier or vendor has adopted a more stringent policy than the Company's regarding gifts and gratuities, then the Company's representative must comply with that more stringent policy when dealing with that person or entity.

  BRIBES

          No illegal payment in any form (whether funds or assets) may be made directly or indirectly to anyone for the purpose of obtaining or retaining business or to obtain any other favorable action. It is imperative that each and every person who does business with the Company understands that we will not, under any circumstances, give or accept bribes or kickbacks. A violation of this policy will subject the employee to disciplinary action as well as potential criminal prosecution.

  GIFTS

          No gift should be accepted from a supplier, vendor or customer unless the gift has insubstantial value (less than $100) and a refusal to accept it would be discourteous or otherwise harmful to the Company. An arm's length relationship must be maintained at all times and employees should avoid excessive or lavish gifts or events that may give the appearance of undue influence. This applies equally to gifts to suppliers or vendors.

  VI.     ENTERTAINMENT

          Appropriate business entertainment of employees occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. This may include business-related meals and trips, refreshments before or after a business meeting, and occasional athletic, theatrical or cultural events. Entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. This applies equally to giving or receiving entertainment.

  GOVERNMENT REPRESENTATIVES

          What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Financial Officer, except for items of nominal value (i.e., pens, coffee mugs, etc.).

          In addition, a U.S. law, the Foreign Corrupt Practices Act (FCPA) prohibits the Company or anyone acting on behalf of the Company from making a payment or giving a gift to a non-U.S. government official for purposes of obtaining or retaining business. The FCPA applies to the Company everywhere in the world where we do business and even applies to you if you are not a U.S. citizen.

          Facilitating Payments

          In addition, the FCPA recognizes that in a number of countries, tips and gratuities of a minor nature are customarily required by lower level governmental representatives performing ministerial or clerical duties to secure the timely and efficient execution of their responsibilities (e.g., customs clearances, visa applications, installation of telephones, and exchange transactions). If you encounter a situation where an expediting or facilitating payment is requested in order to expedite or advance a routine performance of legitimate duties, then you need to contact the Chief Financial Officer for its analysis by legal counsel under the FCPA.

          Third Party Agents

          The Company's business may involve the use of agents, consultants, brokers or representatives in connection with its dealing with governmental entities, departments, officials and employees. Such arrangements may not be employed to channel payoffs to government entities or officials or otherwise violate the FCPA.

  COMPLIANCE WITH ANTITRUST LAWS

          You are expected to comply with applicable federal, state and foreign antitrust laws. All mergers, acquisitions, strategic alliances, and other types of extraordinary business combinations which raise concerns of market domination or abuse, should receive timely legal review to assure that the Company competes aggressively, but not unlawfully. When any doubt exists as to the legality of any action or arrangement, the matter should be discussed with the Chief Financial Officer.

          Agreements with Competitors

          Formal or informal agreements with competitors that seek to limit or restrict competition in some way are often illegal. Unlawful agreements include those which seek to fix or control prices; allocate products, markets or territories; or boycott certain customers or suppliers. To ensure compliance with antitrust law, discussions with competitors regarding any of these potential agreements is a violation of Company policy and will subject the employee to disciplinary action as well as the potential for criminal prosecution.

          International Application

          International operations of the Company may be subject to the antitrust laws of the United States. Advice on this subject as well as similar requirements under other applicable jurisdictions should be sought from the Chief Financial Officer.

  VII.    INSIDER TRADING

          Federal law and Company policy prohibit employees, directly or indirectly through their families or others, from purchasing or selling Company securities while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the securities of other publicly held companies on the basis of material, non-public information. YOU MUST FOLLOW THE INSIDER TRADING POLICY WHICH IS ATTACHED HERETO AS EXHIBIT A AND INCORPORATED HEREIN BY REFERENCE.

  VIII.   RECORD MANAGEMENT

          The Corporate Secretary has Company-wide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. It is Company policy that no records that are the subject of or related to litigation or an ongoing or impending investigation shall be destroyed by any employee or agent of the Company. Employees should contact the Corporate Secretary for specific information on record retention.

  IX.     RECORDING TRANSACTIONS

          The integrity of the Company's record-keeping and reporting systems is of the utmost importance. The Company shall make and keep books, invoices, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. You must maintain accurate and fair records of transactions, time reports, expense accounts, and other Company records. You must use special care to make sure that records are accurately and completely prepared and reviewed, whether they are intended for internal use or for an external party, including any governmental authorities. The Company shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded.

  COMPANY RECORDS

          All Company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of Company business in reasonable detail. No entries will be made that intentionally conceal or disguise the true nature of any Company transaction.

          In this respect, the following guidelines must be followed:

          o No unrecorded or "off the books" funds or assets should be established for any purpose;

          o No false, misleading or fictitious invoices should be paid or created;

          o No false or artificial entries should be made or misleading reports issued;

          o Assets and liabilities of the Company shall be recognized and stated in accordance with the Company's standard practices and GAAP;

          o    No material failure to make entries should be permitted; and

          o The documentation evidencing each transaction and each payment on behalf of the Company shall fairly represent the nature of such transaction or the purpose of such payment.

          If you believe that the Company's books and records are not being maintained in accordance with these requirements, you should immediately report the matter directly to your supervisor or to the Chief Financial Officer or, at your option, to the Chairperson of the Audit Committee.

  X.      USE OF COMPANY ASSETS

          The Company's assets are to be used only for the legitimate business purposes of the Company and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets. The use of Company time, materials, assets or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without permission, is prohibited. You should use and maintain the Company's assets with care and respect, while guarding against waste and abuse.

  ELECTRONIC COMMUNICATIONS

          The Company's electronic mail (e-mail) system should be restricted primarily to Company business. Highly confidential information should be handled appropriately. The Company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on personal computers owned by the Company or computers on the premises used in Company business. The use of the Company's internet services should be restricted primarily to Company business.

  THIRD PARTY SOFTWARE

          Third party software is provided to you as a productivity tool to assist in performing your job functions. Please note that, just because third party product or utility software is located on a corporate utility server, it does not necessarily mean that it is licensed for use as a standalone software product. "Software" includes programs, routines, and procedures that cause a computer system to perform a predetermined function or functions, as well as the supporting documentation. You have an obligation to protect and manage our software. All software use must be in compliance with applicable laws and contractual obligations assumed by the Company, including copyright laws and necessary licensing. You may be liable to the owners and/or licensors of third party software for illegal software use.

  INTELLECTUAL PROPERTY

           To the extent permitted under applicable law, employees, contractors and temporary employees shall assign to the Company any invention, work of authorship, composition or other form of intellectual property created during the period of employment.

  XI.      FAIR DISCLOSURE POLICY

           The Company is committed to fair disclosure of information to its shareholders, the financial community, and the public.

           The Company and its management team believe it is in the Company's best interest to maintain an active and open communication with shareholders and potential investors regarding the Company's historical performance and future prospects. The Company can create shareholder value by publicly articulating its strategies, business strengths, and growth opportunities. The Company is also aware of its need for confidentiality about details of key business and operating strategies.

           In addition, any reports or information provided on the Company's behalf to federal, state, local or foreign governments should be true, correct and accurate. Any omission or misstatement could result in a violation of the reporting laws, rules and regulations.

  AUTHORIZED SPOKESPERSONS

           The Company speaks to the financial community and its shareholders through authorized representatives. The following persons are authorized to communicate on behalf of the Company to analysts, securities market professionals and major stockholders of the corporation.

           o   V. Ray Harlow, Chief Executive Officer

           o   John A. Ruddy, Chief Financial Officer

           Other officers or employees of the corporation may from time to time communicate with analysts and investors, with the advance approval of the Chief Executive Officer, as part of the Company's investor relations program. In such instances, an authorized representative will also be present. No employee is authorized to communicate business or financial information about the Company that is non-public, material information, except through Company sanctioned public disclosure or for business purposes under a non-disclosure agreement.

  GENERAL

           Except as specified in this Code, you may not communicate to analysts and investors and shall refer all questions to the Chief Executive officer or, in his or her absence, another authorized representative.

           The Company endeavors to make appropriate announcements and to conduct interviews with the media about its business and significant developments. Appropriate training will be provided to each authorized representative on compliance with the policy, review of public statements regarding material information, and procedures for disclosing non-public information.

  XII.     FINANCIAL CODE OF ETHICS

           The Company's Code of Ethics for the Chief Executive Officer and Senior Financial Officers contains the ethical principles by which the Chief Executive Officer, Chief Financial Officer, principal accounting officer or Controller, or, if no person holds any such offices, the person or persons performing similar functions, are expected to conduct themselves when carrying out their duties and responsibilities. The Code of Ethics for the Chief Executive Officer and Senior Financial Officers is attached hereto as Exhibit B and is incorporated herein by reference.

  XIII.   POLITICAL ACTIVITY AND CONTRIBUTIONS

           It is Company policy that no corporate funds may be used to make political contributions of any kind to any candidate or political party. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and the furnishing of any other goods, services or equipment to political parties or committees. However, the policy does not prohibit the formation of a Political Action Committee sponsored by the Company to the extent that federal and state law permits it. Political contributions or activities by individuals on their own behalf are, of course, permissible. No person may be reimbursed directly or indirectly by the Company for any political contribution or for the cost of attending any political event. In addition, employees may not be given time off with pay for political activity.

  XIV.    DISCRIMINATION AND HARASSMENT

           We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.


  XV. HEALTH AND SAFETY

           The Company strives to provide each employee with a safe and healthy work environment. You have a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

          Violence and threatening behavior are not permitted. You should report to work in condition to perform duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.


  XVI.    REPORTING VIOLATIONS OF COMPANY POLICIES

          There are no easy answers to many ethical issues we face in our daily business activities. In some cases the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When you are faced with a tough ethical decision or whenever you have any doubt as to the right thing to do, you should talk to someone else such as their supervisor, another manager, the Chief Financial Officer, or in the case of the Company's directors and officers, the Company's outside legal counsel Stephen M. Cohen, Esquire ((215) 545-2702). The Company has also established a system for reporting violations of any of the Company policies, as well as any suspected illegal activity or misconduct by any employee or representative of the Company. This may be done anonymously in writing to either :

                      V. Ray Harlow
                      888 East Las Olas Boulevard, Ste 400
                      Fort Lauderdale, FL 33301

          In the event the violation involves the conduct of an officer or director of the Company, the violation should be reported to the Chairperson of the Audit Committee.

          The Company will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of Company policy. It is a violation of this Code for anyone to be discriminated against or harassed for contacting his or her supervisor, the officers or directors of the Company, including the Chairperson of the Audit Committee, with a good faith report of a suspected violation of law or policy. If you feel that you are being retaliated against in violation of this policy, please follow the procedures for reporting violations. You are expected to cooperate in any internal investigations of misconduct.

  XVII.  WAIVER

          Waivers of any provision of this Code shall be made by the Audit Committee, provided that such committee may defer such matters to the full Board. Persons seeking a waiver should be prepared to disclose all relevant facts and circumstances, respond to inquiries for additional information, explain why a waiver is necessary, appropriate or in the best interest of the Company and comply with any procedures that may be required to protect the Company in connection with the waiver. If a waiver of this Code is granted for an executive officer or director, appropriate disclosure will promptly be made in accordance with applicable laws, rules and regulations, including the listing standards of any exchange on which the Company's common stock is traded.

                                    EXHIBIT A
                             CONFIDENTIAL MEMORANDUM


                           MAVERICK OIL AND GAS, INC.
                       POLICY STATEMENT ON INSIDER TRADING
                      FOR DIRECTORS, OFFICERS AND EMPLOYEES

                        EFFECTIVE DATE: NOVEMBER 29, 2005

                                    OVERVIEW

         Enclosed for your review and continuing reference is the Maverick Oil and Gas, Inc. Policy Statement on Insider Trading. THIS POLICY APPLIES TO ALL EMPLOYEES, ADVISERS AND DIRECTORS OF MAVERICK OIL AND GAS, INC. AND ITS SUBSIDIARIES (COLLECTIVELY, THE "COMPANY"), AND SHOULD BE CAREFULLY EXAMINED BEFORE YOU ENGAGE IN ANY TRANSACTION INVOLVING THE STOCK OF THE COMPANY. As an essential part of your work, you may have access to material nonpublic information about the Company or its business, including information about other companies with which the Company does or may do business. The Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission ("SEC") prohibit the purchase or sale of securities while in the possession of material nonpublic information and the selective disclosure of such information to others who may trade. This Policy Statement has been adopted to comply with those requirements. In addition, it is the Company's policy to avoid even the appearance of improper conduct by anyone employed by or associated with the Company. Accordingly, the ethical and business principles reflected in this Policy Statement extend beyond the requirements of the federal securities laws.


         The consequences of insider violations can be substantial. Individuals who trade on insider information or tip information to others are subject to:


         o A jail term of up to ten years;

         o A civil penalty of up to three times the profit gained or loss avoided; and

         o A criminal fine (no matter how small the profit) of up to $1 million.


         This Policy Statement is organized in two distinct parts. PART A IDENTIFIES OUR GENERAL POLICY ON INSIDER TRADING AND IS APPLICABLE TO ALL EMPLOYEES OF THE COMPANY. PART B IDENTIFIES SPECIFIC ISSUES THAT ARE APPLICABLE ONLY TO "COMPANY INSIDERS."


         For the purpose of this Policy Statement, we have defined "Company Insiders" as all directors and executive officers of the Company, and shareholders who beneficially own more than 10% of the Company's stock, as well as their immediate family members. Executive officers include the persons who occupy the principal executive offices of the Company such as chief executive officer, chief operating officer, president, principal accounting officer (or if there is no such accounting officer, the controller), as well as any vice presidents in charge of a principal business unit, division or function (such as sales, administration or finance).

         Employees who are not "Company Insiders" need not review Part B. After reviewing Part A they may proceed directly to the certification sheet on page 12 of this Policy Statement.


                                     PART A

I.       OUR POLICY

         No director, officer or employee who has material nonpublic information relating to the Company may buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), directly or indirectly, or engage in any other action to take personal advantage of that information, or to pass that information on to others. This policy also applies to trading in securities of any other company, including customers or suppliers, while in possession of material nonpublic information.

         Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

         This Policy Statement also applies to your spouse, any immediate family member living in your household, any trust of which you or your spouse serves as trustee or any entity in which you or a member of your immediate family has an ownership interest. You are responsible for their compliance with this Policy Statement.

         From time to time, the Company may recommend that directors, officers, selected employees and others suspend trading during a "blackout period" because of developments known to the Company and not yet disclosed to the public. In such event, such persons will be advised not to engage in any transactions involving the purchase or sale of the Company's securities during such period and should not disclose to others the fact of such suspension of trading.

II.      DEFINITION OF MATERIAL NONPUBLIC INFORMATION


         "Material" information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell stock. In short, ANY INFORMATION WHICH COULD REASONABLY AFFECT THE PRICE OF THE STOCK. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material, assuming the same has not been publicly disclosed by the Company, are projections of future earnings or losses or financial liquidity problems; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; major personnel changes; significant new products or discoveries; significant litigation or government investigations; or the gain or loss of a substantial customer or supplier.

         "Nonpublic" or "inside" information is any information which has not been disclosed generally to the marketplace. Information should be treated as nonpublic unless a reasonable period of time has passed since it has been distributed by means likely to result in a general public awareness of the information. Such awareness would result, for example, by publication of the information in a daily newspaper or the issuance of a press release. As a general rule, information may be considered public two business days after it has been broadly distributed to the general public.

         An officer, director or employee should not enter a trade immediately after the Company has made a public announcement of material information. Because the Company's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, you should not engage in any transactions until two business days after the information has been released. Thus, if an announcement is made on Monday, Wednesday generally would be the first day on which you should trade. If an announcement is made on a Friday, Tuesday generally would be the first day.

          All information that you learn about the Company or its business plans in connection with your employment is potentially "inside" information until publicly disclosed or made available by the Company. You should treat all such information as confidential and proprietary to the Company. You may not disclose it to others, such as family, relatives, business or social acquaintances, who do not need to know it for legitimate business reasons. If this nonpublic information is also "material," you are required by law and the Company policy to refrain from trading and from passing the information on to others who may trade.

         Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

III.     SHORT-TERM OR SPECULATIVE TRANSACTIONS


         Short-term or speculative transactions involving the Company's stock carry a greater risk of liability for insider trading violations and also have an appearance of impropriety. For these reasons, the Company recommends that you do not engage in any of the following activities with respect to the Company's stock:

         Buying or Selling Puts or Calls on Company Stock. This includes options trading on any stock exchange or futures exchange.

         Short Sales of Company Stock. This involves selling stock you do not currently own in the expectation that the price of the stock will fall as a part of an arbitrage transaction. Short selling of Company stock by officers and directors also may be illegal under certain circumstances.

         Trading Company Stock on a Short -Term Basis. This involves buying and selling stock on the open market on a short-term basis (i.e., within six months). Please note that the SEC's short-swing profit rules already penalize officers and directors who purchase and sell, or sell and purchase, any Company stock within a six month period. This is further discussed in Part B of this Policy Statement.

IV.      TRANSACTIONS UNDER COMPANY PLANS

         Stock Option Exercises. The restrictions contained in this Policy Statement do not apply to the exercise of an employee stock option, or to the exercise of a stock withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The restrictions contained in this Policy Statement do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The restrictions contained in this Policy Statement also apply to your sales of any Company stock obtained upon exercise of an option.

         Employee Stock Purchase Plan. In the event the Company adopts an employee stock purchase plan in the future, the restrictions contained in this Policy Statement would not apply to purchases of the Company's stock in any employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to an election you make at the time you enroll in the plan. The restrictions contained in this Policy Statement also would not apply to purchases of Company stock resulting from lump sum contributions to any employee stock purchase plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The restrictions contained in this Policy Statement would apply to your election to participate in an employee stock purchase plan for any enrollment period, and to your sales of Company stock purchased pursuant to the plan.

V.       PRESERVING MATERIAL, NONPUBLIC INFORMATION

         If you acquire any nonpublic information relating to the Company or any other company while performing duties for the Company, you must keep that information confidential. You must not disclose that information to any person or entity outside the Company, except as required for a legitimate business purpose. In order to safeguard the Company's confidential information, and to minimize the possibility that you will violate the law, the following policies have been adopted:

         1. All confidential information relating to the Company or any other company should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting the Company's business. Friends, relatives and business associates are among the persons with whom confidential information should not be discussed.

         2. Confidential information should not be posted in Internet chatrooms, discussed in hallways, elevators or other public places (such as airplanes or restaurants) where conversations might be overheard, and inadvertent disclosure should not be made through speaker phone discussions that can be overheard.

         3. In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include using sealed envelopes, marking documents "Confidential," shredding documents and using secret access codes and other appropriate computer security measures.

         4. If you have ANY doubt about whether you possess material nonpublic information regarding the Company or any other company, you should not disseminate such information to anyone outside the Company.

         5. If you become aware of a leak, deliberate or otherwise, of nonpublic information relating to the Company or any other company, please report the leak immediately to the Company's Chief Financial Officer. A "leak" is any unauthorized disclosure of nonpublic information about the Company or any other company made to a person or entity outside the Company.

         6. All inquiries involving the Company from persons outside the Company, including the news media, brokers, investment bankers, financial analysts and the general public, must be referred without comment to the Company's Chief Financial Officer. In addition to their prohibition on insider trading, the securities laws prohibit "selective disclosure" of nonpublic information to outside parties.


VI.      LIABILITY OF SUPERVISORY PERSONS

         The Company, as well as a director, officer or other management employee may be subject to liability under the federal securities laws if the Company or such person knew or recklessly disregarded the fact that a person directly or indirectly under the Company's or such person's control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. The penalties for such inaction can be significant.


         If material nonpublic information is inadvertently disclosed, no matter what the circumstances, by any company director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the Chief Financial Officer of the Company.


VII.     COMPANY ASSISTANCE

         Any person who has any questions about specific transactions may obtain additional guidance from the Company's outside general counsel Stephen M. Cohen, Esquire at (215) 545-2702. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. It is imperative that you use your best judgment.


         Please note that the Company is available to advise you at ANY time concerning ANY requirements of these laws which are of great importance to you, the Company and the investing public.


VIII.    CERTIFICATION

         All of the Company's officers, directors, and employees must sign and return the certification attached at the end of this Policy Statement confirming that they have read and understand this Policy Statement and will comply with its terms.

                                     PART B

                           MAVERICK OIL AND GAS, INC.
                SUPPLEMENTAL POLICY STATEMENT ON INSIDER TRADING
                FOR COMPANY INSIDERS AND OTHER DESIGNATED PERSONS
                          CONCERNING SECURITIES TRADING

I.       INTRODUCTION

         In Part A of our "Policy Statement on Insider Trading For Directors, Officers, and Employees," we outlined the general prohibition on trading in the Company's securities while in the possession of material nonpublic information. In addition to this general prohibition, as a director, officer, or person who has been designated by the Company as a "Company Insider", you are subject to the additional restrictions set forth in this Supplemental Policy Statement. The definition of "Company Insiders" may be found on pages 1 and 2 of this Policy Statement under the "Overview" section. This Supplemental Policy Statement also addresses the reporting and "short-swing" profit rules promulgated by the SEC which govern and restrict transactions in the Company's stock by certain directors, officers and principal shareholders.

         This Supplemental Policy Statement is drafted broadly and will be applied and interpreted in a similar manner. All Company Insiders have been designated as such based on their access or potential access to material nonpublic information. Further, under certain circumstances, certain persons not designated as "Company Insiders" may come to have access to material nonpublic information for a period of time. During such period, such persons will be notified by the Company and will also be subject to the restrictions set forth herein.

         Insider trading is a complex area of the law. There are many circumstances in which an individual legitimately may be unsure about the application of this Supplemental Policy Statement. In these situations, a simple question may forestall disciplinary action or complex legal problems. Any questions should be directed to the Company's outside general counsel, Stephen
M. Cohen, Esquire at (215) 545-2702.

II.      IMPERMISSIBLE TRADING DURING BLACKOUT PERIODS


         In addition to the general prohibition of trading on material nonpublic information at any time, the Company has established these guidelines so as to prohibit trading by Company Insiders during certain "blackout" periods, as follows. Because the Company's shareholders and the investing public should be afforded the time to receive information and act upon it, it is improper to buy or sell the Company's stock for certain periods prior to, and immediately after, the Company issues its earnings press releases. As a result, the "blackout" period during which all trading is prohibited commences at the end of a financial reporting period and lasts until 48 hours after the filing with the SEC of a periodic report for such financial reporting period (or, if earlier, the issuance of the earnings release with respect to such financial reporting period). Since an earnings press release does not typically provide all material information regarding the Company, any purchase or sale of the Company's stock between the time of the earnings press release and the filing of a periodic report with the SEC must be approved by the Company's Chief Financial Officer.

         The Company's 's fiscal quarters end on November 30, February 28, and May 31, and the Company's fiscal year ends on August 31.

         The following additional blackout periods will also be imposed:

         o a period of 48 hours following the publication of any material press release or the filing of any SEC report by the Company.

         o during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan's trustee, record keeper or investment manager. Affected officers and directors will be contacted when a pension fund blackout period exists.

III.     TRADING DURING WINDOW PERIODS

         Investment in the Company's securities is encouraged. The most appropriate time to buy or sell the Company's securities is the period beginning on the third business day following the filing with the SEC of a periodic report for a completed financial period (or, if earlier, the issuance of the earnings release for such period) and terminating at the end of the then current financial reporting period (so-called "window periods"). If you have complied with the pre-clearance procedures set forth in Section IV, it is also permissible to trade at other times. However, you may not buy or sell the Company's securities even during window periods if you are in possession of material nonpublic information. In addition, it is MANDATORY to obtain clearance prior to ANY TRANSACTION involving Maverick stock, even if during a "window" period, unless the transaction is made pursuant to an approved Rule 10b5-1 trading plan (discussed below). Clearance must be obtained from the Company's Chief Financial Officer (See Section IV below).

         SEC Rule 10b5-1 provides a Company Insider with certain additional protection from liability for transactions which are made in accordance with a written securities trading plan which is put into place when the Company Insider is not aware of material nonpublic information. However, the trading plan must comply with the requirements of the Rule, transactions must strictly comply with the trading plan, and the protection provided by the Rule is not absolute. Any person who wants to implement a trading plan under SEC Rule 10b5-1 must first have the plan approved by the Company's Chief Financial Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a black-out period. Transactions effected pursuant to a trading plan which has been approved by the Chief Financial Officer will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for such dates, prices, and amounts.


IV.      PRE-CLEARANCE OF TRANSACTIONS BY COMPANY INSIDERS

         To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an executive officer engages in a trade while unaware of a pending major development), the procedure set forth below must be followed by all Company Insiders.


         ALL TRANSACTIONS IN SECURITIES OF THE COMPANY (ACQUISITIONS, DISPOSITIONS, TRANSFERS, GIFTS, ETC.) MUST BE PRE-CLEARED BY THE CHIEF FINANCIAL OFFICER OF THE COMPANY. If a transaction involves the Chief Financial Officer, he must obtain clearance from the Company's Chief Executive Officer after consultation with the Company's outside general counsel. If you contemplate a transaction, you must contact the General Counsel in advance. If a transaction is contemplated by the Chief Financial Officer, then such officer must contact the Chief Executive Officer in advance to obtain clearance.


V.       TRADE REPORTING

         As a Company Insider, you are required to report to the Company's outside general counsel, Stephen M. Cohen, Esquire at (215) 545-2702 any transaction in the Company's securities by you, your spouse or any immediate family member or person sharing your household on the same day on which the transaction occurs.


VI.      SECTION 16 RULES

         Section 16 of the Securities Exchange Act of 1934 provides two (2) sets of rules that have significant applicability to officers, directors and principal stockholders of a publicly-held company. The first set of rules, contained in Section 16(a), impose certain reporting obligations. The second set of rules, contained in Section 16(b), impose "short-swing" liability for certain securities trades occurring within a six-month period.

                  Covered Persons. The restrictions in Section 16 apply to certain officers and to all directors and 10% shareholders. The officers subject to the restrictions are a public company's chief executive and chief operating officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-marking function, and ANY OTHER PERSON WHO PERFORMS SUCH POLICY MAKING FUNCTIONS FOR A PUBLIC COMPANY. OFFICERS OF THE COMPANY'S SUBSIDIARIES ARE COVERED ONLY IF THEY ARE ALSO OFFICERS OF MAVERICK OIL AND GAS, INC. OR IF THEY PERFORM POLICY MAKING FUNCTIONS FOR MAVERICK OIL AND GAS, INC.


With respect to the term "director," that definition is fairly self-explanatory. It only applies to the directors of a public company, not its subsidiaries. Honorary and advisory directors, however, are considered to be directors if they have the right to attend board meetings or otherwise have access to inside information.

VII.     SECTION 16(A) - REPORTING OBLIGATIONS

         Directors, officers and more than 10% shareholders of the Company have significant reporting obligations under the securities laws. Under Section 16(a), directors, officers and 10% shareholders are required to report an initial statement of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 and may be required to file an annual statement of beneficial ownership on Form 5 (for reporting transactions during the year not required on Form 4).

         Rule 16a-3(e) requires that officers and directors file copies of Forms 3, 4 and 5 with the SEC. Copies of each form must also be filed with Company's corporate secretary and the Stock Exchange upon which the Company's securities are traded at the same time that the form is forwarded to the SEC for filing.


         The Company is required in its annual proxy statement and Form 10-K to report (i) officers and directors who have failed to comply timely with the filing requirements of Section 16 during the past year, (ii) the number of times each person was delinquent and (iii) any known failure by such person to file a required form.


         Persons who own 5% or more of the Company's equity securities are required to file a Schedule 13D or Schedule 13G with respect to such holdings. This reporting obligation is separate and in addition to the reporting obligations imposed by Section 16.


Compliance with the requirements of the federal securities laws, including the foregoing reporting obligations, is the personal obligation of each individual. The Company, however, will, as an accommodation, and if requested, assist you in the preparation of the Forms 3, 4 and 5 and Schedules 13D and 13G. You must timely notify the Company of any covered transaction in order to avail yourself of the Company's assistance.

VIII.    16(B) SHORT-SWING LIABILITY APPLICABLE TO COMPANY "INSIDERS"

         The "short-swing profit" provisions of Section 16(b) of the Securities Exchange Act of 1934 require a director or officer of the Company or beneficial owner of more than 10% of any class of the Company's equity securities listed or registered under that Act to pay over to the Company any profit realized by such person from any purchase and sale, or sale and purchase, of any Company equity security (whether or not listed or registered) within any period of less than six months.


         Section 16(b) requires no showing of wrongdoing on the part of the director, officer or 10% shareholder. It is an arbitrary statute. If the purchase and sale, or sale and purchase, occur within a six-month period, and a profit results, the person is absolutely liable to the Company, and any shareholder can sue on the Company's behalf to recover the profit.


         A comprehensive analysis of fact situations giving rise to possible
Section 16(b) liability literally requires a book. Perhaps the best general advice that can be given is this: neither you, any member of your family, nor any corporation, trust, partnership or other entity which you or your family control or in which you have a significant interest should engage in any transaction in Company securities which takes place within six months of any other transaction in Company securities by you or any such person, without first checking the Section 16(b) implications with the Company's General Counsel or your own counsel.

         Non-Identification of Shares. The tax law rules permitting identification of shares do not apply. In other words, a sale of shares which a person has owned for many years can be matched against a current present purchase. To illustrate: a director of corporation X sells 1,000 shares of corporation X which the director has owned for many years, at $100 per share. Five months later the director buys 500 shares of corporation X at $80 per share. The matching of a sale and purchase within six months creates a short-swing profit. The director owes corporation X $10,000 (500 x $20).


         Determination of Profit. Profit is determined by matching the lowest price paid for shares in the six-month period with the highest price received. Where multiple transactions occur during the period, you may have a Section 16(b) "profit" even though the overall transactions resulted in an economic loss. For example, assume a director engaged in the following transactions in Company stock:


         March 1 - purchased 1,000 shares at $20 per share


         May 1 - sold 1,000 shares at $16 per share


         July 1 -  purchased 1,000 shares at $24 per share


         August 1-  sold 1,000 shares at $22 per share


         The March 1 purchase will be matched against the August 1 sale, and the director will owe the Company $2,000, even though he or she has sustained an actual net loss of $6,000.

         Family and Other Relationships. Whether transactions in Company equity securities can be attributed to directors or officers for Section 16 purposes depends upon whether they are "beneficial owners" of the securities. Under the SEC rules, a director or officer is a beneficial owner if he or she has or shares "a direct or indirect pecuniary interest" in the securities. Securities held by family members sharing the same household as the director or officer are generally deemed to be beneficially owned by that director or officer. Purchase or sale transactions by the family will be matched against each other and will be matched against purchase or sale transactions by the director or officer for purposes of determining whether there is a recoverable profit under Section 16(b).

         A director or officer may also be deemed the beneficial owner of equity securities in which, "through any contract, arrangement, understanding, relationship or otherwise," he or she has or shares a direct or indirect pecuniary interest. For example, transactions by a partnership of which the director or officer is a general partner, by a trust of which the director or officer is a trustee or beneficiary, or by a controlled corporation may be taken into account for Section 16(b) purposes.

         Derivative Securities. The SEC rules characterize options, warrants, convertible securities, stock appreciation rights ("SARs"), phantom stock and the like as "derivative securities" and specify that both the derivative securities and the underlying securities (i.e., the common stock or other securities into which they are convertible or exercisable or by which they are measured) are deemed to be the same class of equity security (although they are treated separately for reporting purposes under Section 16(a)). Thus, the acquisition of a derivative security whose underlying security is common stock can be matched for Section 16(b) purposes against a sale of common stock. Consistent with this treatment, the exercise or conversion of a derivative security does not constitute a sale of the derivative security or a purchase of the underlying securities.


         Stock Options and SARs. Under the current rules, the grant of a stock option or SAR will not be a Section 16(b) purchase if one of three conditions is satisfied: (i) the grant is approved in advance by the issuer's full board of directors or a board committee consisting solely of at least two "Non-Employee" Directors; (ii) the award is approved in advance by shareholders or is ratified no later than the next annual meeting of Shareholders; or (iii) at least a six-month period elapses between the grant or award and the disposition of the derivative security or its underlying equity security. The exercise or conversion of such a derivative security is an exempt non-event.


         The exercise of an option will also not be a purchase. The receipt of cash upon surrender of an option or SAR to the Company (and the exercise of option features having a similar effect, such as the delivery of shares to exercise an option, or the withholding of shares to satisfy tax obligations) will be exempt (i.e., not a Section 16(b) sale) if the specific transaction or the grant letter authorizing the transaction was approved in advance by shareholders, the board of directors or the compensation committee.


         Cash-Only Phantom Stock and SARs. Phantom stock or SARs which can be settled only in cash are treated in the same manner as all other derivative securities, and will generally satisfy the requirements for exemption from
Section 16(b) by virtue of shareholder, board of directors, or compensation committee approval.


         Transactions with the Issuer. The SEC rules provide an exemption from
Section 16(b) for transactions between an officer or director and the Company that are not made pursuant to benefit plans. Such transactions will be exempt if approved in advance by shareholders, the board of directors, or the compensation committee.


         Transactions Straddling Election or Resignation. The rules draw a distinction between transactions taking place before a person first becomes a director or officer and transactions taking place after resignation. In the former case, with one exception, pre-election transactions are disregarded for
Section 16 purposes. In the latter case, however, a transaction before resigning as a director or officer can be matched against one occurring after resignation and within six months of the first transaction.



IX.      COMPLIANCE

         You are personally responsible for ensuring that you and members of your immediate family comply with the provisions and intent of this Supplemental Policy Statement. Violations of this Supplemental Policy Statement will be viewed seriously. Such violations provide grounds for disciplinary sanctions, including dismissal for cause.

                                  CERTIFICATION

         I have read and understand the purposes and provisions of the Company's Code of Business Conduct and Ethics, including its Policy Statement on Insider Trading. I agree to comply with the requirements of both the Code of Business Conduct and Ethics and the Policy Statement on Insider Trading. I understand that any violation may lead to sanctions and constitute grounds for dismissal.

                                          Signature: ___________________________

                                          Print Name: __________________________
                                                    Date _______________________

                                    EXHIBIT B


                                   MAVERICK OIL AND GAS, INC.

               CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND
                                         SENIOR FINANCIAL OFFICERS



           The Chief Executive Officer, Chief Financial Officer, principal accounting officer or Controller, and other senior financial officers performing similar functions (collectively, the "OFFICERS") of Maverick Oil and Gas, Inc. (the "COMPANY") each have an obligation to the Company, its shareholders, the public investor community, and themselves to maintain the highest standards of ethical conduct. In recognition of this obligation, the Company has adopted the following standards of ethical conduct for the purpose of promoting:

            o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            o Full, fair accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC"), and in other public communications made by the Company;

            o Compliance with applicable governmental laws, rules and regulations;

            o The prompt internal reporting to an appropriate person or persons identified herein of violations of this Code of Ethics; and

            o     Accountability for an adherence to this Code of Ethics.

           The Company has a Code of Business Conduct and Ethics applicable to all officers, directors and employees of the Company. The Officers are bound by all of the provisions set forth therein, including those relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Officers are subject to the additional specific policies described below. Adherence to these standards is integral to achieving the objectives of the Company and its shareholders. The Officers shall not commit acts contrary to these standards nor shall they condone the commission of such acts by others within the Company.

  COMPETENCE


           The Officers have a responsibility to:

            o Maintain an appropriate level of professional competence through the ongoing development of their knowledge and skills.



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

            o Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

            o Prepare accurate and timely financial statements, reports and recommendations after appropriate analyses of relevant and reliable information.


  CONFIDENTIALITY

          The Officers have a responsibility to protect the Company by:

            o Refraining from disclosing confidential information (regarding the Company or otherwise) acquired in the course of their work except when authorized, unless legally obligated to do so.

            o Informing subordinates as appropriate regarding the confidentiality of information acquired in the course of their work and monitoring their activities to assure the maintenance of that confidentiality.

            o Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.


  INTEGRITY


          The Officers have a responsibility to:

          o Comply with laws, rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations, including insider trading laws.

          o Act in good faith, responsibly, without misrepresenting material facts or allowing their independent judgment to be subordinated.


          o    Protect the Company's assets and insure their efficient use.

          o Avoid actual or apparent conflicts of interest with respect to suppliers, customers and competitors and reports potential conflicts as required in the Company's Conflict of Interest Policy.

          o Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

          o Refrain from either actively or passively subverting the attainment of the organization's legitimate and ethical objectives.



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


          o Recognize and communicate professional limitations or other constraints that would preclude responsible judgment or successful performance of an activity.

          o Report to senior management and the Audit Committee any significant information they may have regarding judgments, deficiencies, discrepancies, errors, lapses or any similar matters relating to the Company's or its subsidiaries' accounting, auditing or system of internal controls. The officers must communicate unfavorable as well as favorable information and professional judgments or opinions.

          o Refrain from engaging in or supporting any activity that would discredit their profession or the Company and proactively promote ethical behavior within the Company.


  OBJECTIVITY


  The Officers have a responsibility to:


            o     Communicate information fairly and objectively.

            o Disclose all material information that could reasonably be expected to influence intended user's understanding of the reports, comments and recommendations presented.



  OVERSIGHT AND DISCLOSURE


            The Officers have a responsibility to:

            o Ensure the preparation of full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Officers to promptly bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities of overseeing the Company's financial statements and disclosures and internal control systems.

            o Promptly bring to the attention of the Audit Committee any information he or she may have concerning (1) significant deficiencies in the design or operation of internal controls which could aversely affect the Company's ability to record, process, summarize and report financial data or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

            o Promptly bring to the attention of the CEO or internal legal counsel, if any, and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who has a significant role in the Company's financial reporting, disclosures or internal controls.

            o Promptly bring to the attention of the CEO or legal counsel, if any, and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

  ENFORCEMENT

          The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.



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

          IN WITNESS WHEREOF, the undersigned Officer certifies that he or she has read the above Code of Ethics and agrees to abide thereby.






  ----------------------------------
  (Signature)



  ----------------------------------
  (Print Name)



  Date:                 , 2005
        ----------------







  To be returned to: John A. Ruddy
                     Chief Financial Officer